Exhibit 99.1

FOR RELEASE February 25, 2016

China Biologic Reports Financial Results for the

Fourth Quarter and Fiscal Year 2015

4Q15 Total Sales Up 22.6% with Non-GAAP Net Income Up 44.5% YoY in RMB terms, or

Up 17.8% YoY to $68.3 Million and 38.8% YoY to $20.4 Million in USD terms, respectively

FY15 Total Sales Up 23.4% with Non-GAAP Net Income Up 34.0% in RMB terms, or

UP 21.9% to $296.5 Million and 32.4% to $100.1 Million in USD terms, respectively

Exceeds FY15 Financial Guidance

Issues Forecast for FY16

BEIJING, China – February 25, 2016 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its financial results for the fourth quarter and fiscal year of 2015.

Fourth Quarter 2015 Financial Highlights

•	Total sales in the fourth quarter of 2015 increased by 22.6% in RMB terms, or 17.8% in USD terms, to $68.3 million from $58.0 million in the same quarter of 2014.
•	Gross profit increased by 11.6% to $41.3 million from $37.0 million in the same quarter of 2014. Gross margin decreased to 60.5% in the fourth quarter of 2015 from 63.8% in the fourth quarter of 2014.
•	Income from operations increased by 14.7% to $22.6 million from $19.7 million in the same quarter of 2014. Operating margin decreased to 33.1% in the fourth quarter of 2015 from 34.0% in the same quarter of 2014.
•	Net income attributable to the Company increased by 26.4% to $16.3 million from $12.9 million in the same quarter of 2014. Fully diluted net income per share increased to $0.59 from $0.48 in the same quarter of 2014.
•	Non-GAAP adjusted net income attributable to the Company increased by 44.5% in RMB terms, or 38.8% in USD terms, to $20.4 million from $14.7 million in the same quarter of 2014. Fully diluted non-GAAP adjusted net income per share increased to $0.74 from $0.56 in the same quarter of 2014.

Fiscal Year 2015 Financial Highlights

•	Total sales in 2015 increased by 23.4% in RMB terms, or 21.9% in USD terms, to $296.5 million from $243.3 million in 2014.
•	Gross profit increased by 16.4% to $190.0 million from $163.2 million in 2014. Gross margin decreased to 64.1% in 2015 from 67.1% in 2014.
•	Income from operations increased by 19.2% to $132.6 million from $111.2 million in 2014. Operating margin decreased to 44.7% in 2015 from 45.7% in 2014.
•	Net income attributable to the Company increased by 25.5% to $89.0 million from $70.9 million in 2014. Fully diluted net income per share increased to $3.27 from $2.71 in 2014.
•	Non-GAAP adjusted net income attributable to the Company increased by 34.0% in RMB terms, or 32.4% in USD terms, to $100.1 million from $75.6 million in 2014. Fully diluted non-GAAP adjusted net income per share increased to $3.68 from $2.89 in 2014.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are very pleased with our 2015 financial results which exceeded our revised guidance forecast from last quarter despite the negative impact from foreign currency conversion. Throughout 2015, we executed our major financial and strategic initiatives while positioning our business for sustainable growth through investments that enhance our commercial, operational and research and development capabilities.”

“We delivered double-digit collection growth through our existing plasma collection network for a fourth consecutive year. We recently added a new plasma branch collection facility and have two new stations under construction that we expect to be operational in 2016. Our strategic collaboration with a third-party plasma fractionator enables our Guizhou facility to have access to an additional 500 tonnes of plasma, significantly enhancing its plant utilization over the next three years. In terms of our manufacturing capabilities, the new fractionation facility we are building in Shandong province remains on track, and a new Huitian facility in Shaanxi province, in which we have a minority equity interest, recently received its GMP certification and commenced production, which will incrementally contribute to our profit in 2016. Our efforts to further penetrate tier-one markets also contributed to our financial results in 2015 and provided a solid foundation for future IVIG growth. According to our estimates based on published government data, China Biologic had the largest market share among Chinese IVIG producers in 2015.”

Mr. Gao continued, “In addition to our operational achievements, we were also pleased to be included in the NASDAQ Biotechnology Index in December 2015, a testament to our strong, stable track record of growth. As we move into 2016, our growth strategy will focus on continuing strong plasma growth momentum, advancing and expanding our product portfolio through continued investment in research and development, and strengthening our sales efforts to maximize market potential resulting from the price ceiling removal by the Chinese government in 2015.”

Fourth Quarter 2015 Financial Performance

Total sales increased by 22.6% in RMB terms, or 17.8% in USD terms, to $68.3 million from $58.0 million in the fourth quarter of 2015, compared with the same quarter of 2014. The increase was primarily attributable to increases in sales volume of major plasma-based products and hyper-immune products.

Cost of sales increased by 28.6% to $27.0 million in the fourth quarter of 2015 from $21.0 million in the same quarter of 2014, mainly in line with the total sales growth. As a percentage of total sales, cost of sales was 39.5%, compared to 36.2% in the same quarter of 2014. The increase in cost of sales as a percentage of total sales was mainly due to the higher cost of products made from the purchased raw plasma.

Gross profit increased by 11.6% to $41.3 million in the fourth quarter of 2015 from $37.0 million in the same quarter of 2014. Gross margin was 60.5% and 63.8% in the fourth quarter of 2015 and 2014, respectively.

Total operating expenses in the fourth quarter of 2015 increased by 8.1% to $18.7 million from $17.3 million in the same quarter of 2014, due to increased compensation and R&D expenses, partially offset by the decrease of a one-time provision in the fourth quarter of 2014. As a percentage of total sales, total operating expenses decreased to 27.4% in the fourth quarter of 2015 from 29.8% in the same quarter of 2014.

Income from operations for the fourth quarter of 2015 increased by 14.7% to $22.6 million from $19.7 million in the same period of 2014. Operating margin was 33.1% in the fourth quarter of 2015, compared to 34.0% in the same quarter of 2014.

Net income attributable to the Company increased by 26.4% to $16.3 million in the fourth quarter of 2015 from $12.9 million in the same quarter of 2014. Fully diluted net income per share was $0.59 in the fourth quarter of 2015, compared to $0.48 in the fourth quarter of 2014.

Non-GAAP adjusted net income attributable to the Company was $20.4 million in the fourth quarter of 2015, or $0.74 per diluted share, representing an increase of 44.5% in RMB terms, or 38.8% in USD terms, from $14.7 million, or $0.56 per diluted share, in the same quarter of 2014.

Fiscal Year 2015 Financial Performance

Total sales, increased by 23.4% in RMB terms, or 21.9% in USD terms, to $296.5 million from $243.3 million, in 2015 compared with 2014. The increase in sales was primarily driven by increases in sales volume of major plasma-based products.

During 2015, human albumin and IVIG products remained the Company’s largest two sales contributors. The sales volume of human albumin and IVIG products increased by 16.6% and 27.0%, respectively, in 2015. As a percentage of total sales, sales from human albumin products were 37.6% in 2015, compared to 39.3% in 2014. Revenues from IVIG increased to 42.2% of total sales in 2015 from 40.4% in 2014.

The average price for human albumin products, excluding foreign exchange impact, increased by approximately 1.3% in RMB terms, or remained stable in USD terms, in 2015 compared to the prior year. The average price for IVIG products, excluding foreign exchange impact, increased by approximately 1.2% in RMB terms, or remained stable in USD terms, in 2015 compared to the prior year.

Cost of sales was $106.5 million in 2015, compared to $80.0 million in 2014. Cost of sales as a percentage of total sales was 35.9%, compared to 32.9% in 2014. The increase in cost of sales was mainly due to increased sales volume and increased plasma collection costs, and from the higher cost of products made from the purchased raw plasma.

Gross profit increased by 16.4% to $190.0 million in 2015 from $163.2 million in 2014. Gross margin was 64.1% in 2015, compared to 67.1% in 2014.

Total operating expenses in 2015 increased by 10.2% to $57.4 million from $52.1 million in 2014, primarily due to the increase in share-based compensation expense, partially offset by the decrease of a one-time provision incurred in 2014. As a percentage of total sales, total operating expenses decreased to 19.4% in 2015 from 21.4% in 2014.

Selling expenses in 2015 decreased by 6.5% to $10.0 million from $10.7 million in 2014. As a percentage of total sales, selling expenses were 3.4%, down from 4.4% in 2014, which was primarily due to the decreased selling expense of placenta polypeptide.

General and administrative expenses in 2015 increased by 29.0% to $41.4 million from $32.1 million in 2014. As a percentage of total sales, general and administrative expenses were 14.0% and 13.2% in 2015 and 2014, respectively. The increase in general and administrative expenses was mainly due to the increase in share-based compensation expense and the increase in asset disposal losses.

Research and development expenses in 2015 were $6.0 million, or 2.0% of total sales, compared to $4.2 million, or 1.7% of total sales, in 2014 primarily due to expenditures related to certain clinical trial programs conducted in 2015. During 2015 and 2014, the Company received government grants totaling $1.2 million and $2.1 million, respectively, and recognized them as a reduction of research and development expenses. Excluding this impact, research and development expenses increased by $0.9 million in 2015 from 2014, and these expenses as a percentage of total sales decreased from 2.6% to 2.4%.

Income from operations in 2015 increased by 19.2% to $132.6 million from $111.2 million in 2014. Operating margin was 44.7% in 2015, compared to 45.7% in 2014.

Income tax expense in 2015 was $21.0 million, compared to $26.6 million in 2014. The effective income tax rate was 15.5% and 21.7% in 2015 and 2014, respectively. The Company recognized dividend withholding income tax of $8.9 million in 2014, while no such tax was recognized in 2015. Excluding the impact of dividend withholding income tax, the effective income tax rates were 15.5% and 14.4% for 2015 and 2014, respectively.

Net income attributable to the Company increased by 25.5% to $89.0 million in 2015, from $70.9 million in 2014. Net margin was 30.0% and 29.1% in 2015 and 2014, respectively. Fully diluted net income per share was $3.27, compared to $2.71 in 2014.

Non-GAAP adjusted net income attributable to the Company increased by 34.0% in RMB terms, or 32.4% in USD terms, to $100.1 million, or $3.68 per diluted share in 2015, compared with $75.6 million, or $2.89 per diluted share in 2014.

Non-GAAP adjusted net income and diluted earnings per share in 2015 exclude $11.1 million of non-cash employee share-based compensation expenses.

As of December 31, 2015, the Company had $144.9 million in cash and cash equivalents, primarily consisting of cash on hand and demand deposits, and $38.0 million in time deposits.

Net cash provided by operating activities in 2015 was $109.4 million, as compared to $93.5 million in 2014. The increase in net cash provided by operating activities was mainly in line with the increases in net income, partially offset by the increases in accounts receivable and inventories.

Accounts receivable increased by $7.1 million during 2015, as compared to $2.2 million during 2014, primarily due to the extended credit terms granted to certain distributors for human rabies immunoglobulin products. Excluding the impact of these rabies immunoglobulin distributors, the accounts receivable turnover days for plasma products remained stable in 2015 compared with 2014.

Inventories increased by $32.1 million in 2015, as compared to $13.4 million during 2014, primarily due to the increase of plasma products derived from the source plasma and plasma pastes purchased from Xinjiang Deyuan.

Net cash used in investing activities for 2015 was $89.8 million, as compared to $13.4 million for 2014. During 2015, the Company paid $52.3 million for the acquisition of property, plant and equipment, intangible assets and land use rights and provided a long-term loan of $40.7 million to Xinjiang Deyuan, partially offset by $2.5 million government grants in connection with the purchase of property, plant and equipment. During 2014, the Company paid $21.9 million for the acquisition of property, plant and equipment, intangible assets and land use right, partially offset by a refund of deposit of $1.6 million from the local government due to a decrease in the size of a land parcel purchased by the Company in Guizhou and proceeds of $6.6 million from the maturity of a time deposit made in 2013.

Net cash provided by financing activities in 2015 was $51.6 million, as compared to net cash used in financing activities of $142.8 million in 2014. The net cash provided by financing activities in 2015 mainly consisted of proceeds of $80.6 million from the follow-on offering of the Company’s common stock in June 2015, proceeds of $63.2 million from the maturity of deposits used as security for bank loans, proceeds of $15.8 million from a short-term bank loan, and proceeds of $7.7 million from stock options exercised, partially offset by the repayment of bank loans totaling $113.5 million and a dividend payment of $3.7 million held in escrow by a trial court in connection with disputes with a minority shareholder of Guizhou Taibang. Net cash used in financing activities during 2014 mainly consisted of a payment of $86.8 million for acquisition of non-controlling interest in Guizhou Taibang, a dividend payment of $8.8 million by the Company's subsidiaries to noncontrolling interest shareholders and a payment of $70.0 million for share repurchase, partially offset by proceeds of $33.2 million from a follow-on offering of the Company’s common stock in July 2014.

Financial Outlook

For the full year of 2016, the Company expects total sales to grow 21% to 23% in RMB terms and non-GAAP adjusted net income to grow 24% to 26% in RMB terms over 2015 financial results. This guidance does not factor in any potential foreign currency translation impact. The Company adopted an exchange rate of approximately RMB6.21 = $1.00 based on weighted average quarterly exchange rates in 2015 in translating 2015 financial results, and expects that the total sales and non-GAAP adjusted net income in USD terms in 2016 will be adversely affected by the foreign currency translation impact.

This guidance assumes only organic growth, excluding acquisitions, and necessarily assumes no significant product price changes during 2016. This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will hold a conference call at 7:30 a.m. ET on Friday, February 26, 2016 which is 8:30 p.m. Beijing Time on February 26, 2016 to discuss its results for the fourth quarter and fiscal year 2015 and answer questions from investors. Listeners may access the call by dialing:

US (Toll Free):	1 888 346 8982
International:	1 412 902 4272
Hong Kong (Toll Free):	800 905 945
China (Toll Free):	400 120 1203

A telephone replay will be available one hour after the conclusion of the conference call through March 5, 2016. The dial-in details are:

US (Toll Free):	1 877 344 7529
International:	1 412 317 0088
Passcode:	10081319

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosage forms of plasma products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “intend,” “believe,” “expect,” “are expected to,” “will,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the Company’s plans regarding the production and sale of plasma products made from the outsourced raw materials and the management’s quotations and forecast of the Company’s financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation, quality inspection of outsourced source plasma, potential delay or failure to complete construction of new collection facilities, potential inability to pass government inspection and certification process for existing and new facilities, potential inability to achieve the designed collection capacities at the new collection facilities, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended
	December 31,	December 31,	December 31,
	2015	2014	2013
	USD	USD	USD
Sales	296,457,902	243,251,658	203,356,856
Cost of sales	106,482,626	80,025,375	65,484,153
Gross profit	189,975,276	163,226,283	137,872,703

Operating expenses
Selling expenses	9,973,449	10,707,409	10,643,149
General and administrative expenses	41,391,520	32,129,985	36,073,871
Research and development expenses	6,024,368	4,161,901	4,223,165
Provision for other receivables in respect of an employee housing development project	-	5,068,075	-
Income from operations	132,585,939	111,158,913	86,932,518

Other income (expenses)
Equity in (loss) income of an equity method investee	(1,311,278)	8,646,181	2,170,473
Interest income	5,551,105	6,644,886	4,433,326
Interest expense	(1,727,335)	(3,697,819)	(1,134,952)
Total other income, net	2,512,492	11,593,248	5,468,847

Earnings before income tax expense	135,098,431	122,752,161	92,401,365

Income tax expense	20,992,913	26,639,527	15,540,301

Net income	114,105,518	96,112,634	76,861,064

Less: Net income attributable to noncontrolling interest	25,062,815	25,195,794	22,259,513

Net income attributable to China Biologic Products, Inc.	89,042,703	70,916,840	54,601,551

Net income per share of common stock:
Basic	3.40	2.85	2.05
Diluted	3.27	2.71	1.96
Weighted average shares used in computation:
Basic	25,599,153	24,427,196	26,410,819
Diluted	26,567,366	25,685,064	27,572,111

Net income	114,105,518	96,112,634	76,861,064

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	(24,368,360)	(1,918,715)	9,126,218

Comprehensive income	89,737,158	94,193,919	85,987,282

Less: Comprehensive income attributable to noncontrolling interest	20,698,249	24,798,384	23,951,559

Comprehensive income attributable to China Biologic Products, Inc.	69,038,909	69,395,535	62,035,723

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	144,937,893	80,820,224
Restricted cash deposits	-	63,677,610
Time deposits	38,032,593	-
Accounts receivable, net of allowance for doubtful accounts	25,144,969	19,402,820
Inventories	126,395,312	101,304,932
Prepayments and other current assets, net of allowance for doubtful accounts	24,545,597	14,781,658
Deposits related to land use rights, current portion	10,056,200	-
Total Current Assets	369,112,564	279,987,244

Property, plant and equipment, net	105,364,251	80,230,888
Land use rights, net	23,576,300	11,909,136
Deposits related to land use rights	-	12,792,355
Restricted cash and cash deposits, excluding current portion	-	40,230,250
Equity method investment	8,718,133	18,221,777
Loan receivable	39,834,173	-
Other non-current assets	4,861,075	3,475,442
Total Assets	551,466,496	446,847,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans, including current portion of long-term bank loans	-	57,902,600
Accounts payable	9,681,835	4,829,350
Other payables and accrued expenses	57,462,563	49,692,757
Income tax payable	4,510,986	8,257,133
Total Current Liabilities	71,655,384	120,681,840

Long-term bank loans, excluding current portion	-	40,000,000
Deferred income	4,525,867	2,765,024
Other liabilities	8,323,446	8,138,498
Total Liabilities	84,504,697	171,585,362

Stockholders’ Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
28,835,053 and 27,865,871 shares issued at December 31, 2015 and 2014, respectively;
26,580,349 and 24,806,167 shares outstanding at December 31, 2015 and 2014, respectively	2,884	2,787
Additional paid-in capital	105,079,845	24,008,281
Treasury stock: 2,254,704 and 3,059,704 shares at December 31, 2015 and 2014, respectively, at cost	(56,425,094)	(76,570,621)

Retained earnings	333,704,094	244,661,391
Accumulated other comprehensive income	(18,605)	19,985,189
Total equity attributable to China Biologic Products, Inc.	382,343,124	212,087,027

Noncontrolling interest	84,618,675	63,174,703

Total Stockholders’ Equity	466,961,799	275,261,730

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	551,466,496	446,847,092

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,	December 31,	December 31,
	2015	2014	2013
	USD	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	114,105,518	96,112,634	76,861,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,179,376	6,989,222	6,096,650
Amortization	854,364	758,232	1,365,734
Loss (gain) on sale of property, plant and equipment	3,024,830	172,032	(123,777)
Allowance (reversal) for doubtful accounts – accounts receivable, net	34,902	(24,462)	31,567
Allowance for doubtful accounts - other receivables and prepayments	788	5,068,075	65,094
Write-down of obsolete inventories	76,587	324,584	-
Deferred tax expense	(170,345)	3,483,890	112,632
Share-based compensation	12,114,272	5,396,271	5,050,796
Equity in loss (income) of an equity method investee	1,311,278	(8,646,181)	(2,170,473)
Excess tax benefits from share-based compensation arrangements	(1,518,702)	(1,611,399)	-
Change in operating assets and liabilities:
Accounts receivable	(7,146,311)	(2,191,118)	(5,667,386)
Prepayment and other current assets	879,165	(9,236,125)	(624,159)
Inventories	(32,095,328)	(13,418,971)	(10,432,492)
Accounts payable	5,348,896	405,071	1,621,917
Other payables and accrued expenses	6,734,988	4,472,691	2,562,739
Deferred income	(416,185)	(224,040)	-
Income tax payable	(1,926,093)	5,683,912	(446,911)
Net cash provided by operating activities	109,392,000	93,514,318	74,302,995

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(38,790,998)	(17,194,201)	(20,492,159)
Payment for intangible assets and land use rights	(13,500,526)	(4,677,358)	(1,327,148)
Refund of deposits related to land use right	-	1,635,200	2,100,150
Dividends received	-	-	565,425
Purchase of time deposit	-	-	(6,608,612)
Proceeds upon maturity of time deposit	-	6,608,612	-
Proceeds from sale of property, plant and equipment and land use rights	827,020	220,135	194,749
Long-term loan lent to a third party	(40,744,167)	-	-
Receipt of government grants related to property and equipment	2,452,864	-	-
Net cash used in investing activities	(89,755,807)	(13,407,612)	(25,567,595)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	7,745,978	3,860,401	5,394,070
Payment for share repurchase	-	(70,000,000)	(29,594,080)
Proceeds from short-term bank loans	15,770,881	44,500,340	9,693,000
Repayment of short-term bank loans	(47,201,255)	(22,833,400)	(8,014,000)
Proceeds from long-term bank loans	-	70,000,000	30,000,000
Repayment of long-term bank loans	(66,300,000)	(33,700,000)	-
Payment for cash deposit as security for bank loans	-	(104,172,005)	(30,000,000)
Maturity of deposit as security for bank loans	63,152,258	30,370,670	-
Net proceeds from reissuance of treasury stock	80,583,959	33,212,518	-
Acquisition of noncontrolling interest	-	(86,830,499)	(1,963,913)
Excess tax benefits from share-based compensation arrangements	1,518,702	1,611,399	-
Dividend paid by subsidiaries to noncontrolling interest shareholders	-	(8,846,984)	(16,931,149)
Contribution from noncontrolling interest shareholders	-	-	2,891,422
Dividend to the trial court to be held in escrow as to dispute with Jie’an	(3,690,814)	-	-
Net cash provided by (used in) financing activities	51,579,709	(142,827,560)	(38,524,650)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	(7,098,233)	(597,409)	4,318,420

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	64,117,669	(63,318,263)	14,529,170

Cash and cash equivalents at beginning of year	80,820,224	144,138,487	129,609,317

Cash and cash equivalents at end of year	144,937,893	80,820,224	144,138,487

Supplemental cash flow information
Cash paid for income taxes	23,348,371	17,652,514	15,947,939
Cash paid for interest expense	1,526,807	3,150,381	347,602
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	6,363,392	3,300,284	4,252,428
Restricted cash spent for property, plant and equipment	-	-	2,928,421

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended
	December 31,	December 31,
	2015	2014
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	20,431,948	14,723,811
Diluted EPS - Non GAAP	0.74	0.56
Non-cash employee stock compensation	(4,152,226)	(1,865,663)
Net Income Attributable to the Company	16,279,722	12,858,148
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,111,105	25,949,267

	For the Years Ended
	December 31,	December 31,
	2015	2014
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	100,149,667	75,555,173
Diluted EPS - Non GAAP	3.68	2.89
Non-cash employee stock compensation	(11,106,964)	(4,638,333)
Net Income Attributable to the Company	89,042,703	70,916,840
Weighted average number of shares used in computation of Non GAAP diluted EPS	26,567,366	25,685,064

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